Exhibit 99.1

FOR RELEASE:  September 15, 2015

HKN Announces Bridge Loan made to Everest Hill Group, Inc.

Dallas, Texas — September 15, 2015 — HKN, Inc. (OTCQB: HKNI) (“HKN” or the “Company”) announced that the Company along with its affiliate Global Energy Development PLC (“Global”) had extended a $10 million short-term secured loan to Everest Hill Group, Inc. (“Everest Hill”), the Company’s controlling stockholder. The Company loaned $2 million of the total loan amount, and Global loaned the remaining $8 million. The principal amount of the loan is payable in full on March 15, 2016, and the loan bears interest which is payable monthly at the annual rate of 12%. The loan is secured by the pledge of 264,323 shares of the Company’s common stock and 9,378,638 ordinary shares of Global owned by subsidiaries of Everest Hill.

The Company currently owns approximately 35% of Global’s outstanding ordinary shares.

HKN is an independent energy company engaged in the development of a well-balanced portfolio of assets in the energy industry. Additional information may be found at the HKN Web site, www.hkninc.com. Please e-mail all investor inquiries to Investorrelations@hkninc.com.

Certain statements in this announcement and inferences derived therefrom may be regarded as “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the opinions and estimates of management at the time the statements are made.   Management’s current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of HKN to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements.  The various uncertainties, variables, and other risks include those discussed in detail in the Company’s SEC filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. HKN undertakes no duty to update or revise any forward-looking statements.  Actual results may vary materially.